Exhibit 99.1

FOR IMMEDIATE RELEASE

MONDAY AUGUST 5, 2013

SOTHERLY HOTELS INC. ANNOUNCES PARTIAL REDEMPTION OF SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK; REFINANCING OF RALEIGH HOTEL ASSET

Williamsburg, Virginia – August 5, 2013 – SoTHERLY Hotels Inc. (NASDAQ: SOHO) (the “Company”) announced today that the Company redeemed approximately 2460 shares of the Company’s Series A Cumulative Redeemable Preferred Stock, which carries a 12.0% cumulative dividend, for an aggregate redemption price of approximately $2.7 million, plus the payment of related accrued and unpaid cash and dividends.

The Company also announced that it successfully executed a $15.6 million secured loan with CIBC, Inc. collateralized by a first mortgage on the DoubleTree by Hilton Raleigh Brownstone-University Hotel in Raleigh, North Carolina. The loan carries a 5 - year term, a fixed interest rate of 4.78%, and amortizes on a 30 - year schedule. The proceeds from the loan were used to repay the existing first mortgage, to redeem a portion of the Preferred Stock as detailed above, and for general corporate purposes.

Andrew M. Sims, Chief Executive Officer of the Company, commented, “With the successful completion of this transaction we continue to execute on our balance sheet restructuring strategy, whereby we are taking advantage of historically low interest rates in order to continue the orderly pay down of our preferred stock and lower our overall cost of capital.”

About SoTHERLY Hotels Inc.

SoTHERLY Hotels Inc., formerly MHI Hospitality Corporation, is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale and upper upscale full-service hotels in the Southern United States. Currently, the Company’s portfolio consists of investments in ten hotel properties, nine of which are wholly-owned and comprise 2,113 rooms. The Company also has a 25.0 percent interest in the Crowne Plaza Hollywood Beach Resort. All of the Company’s properties operate under the Hilton Worldwide, InterContinental Hotels Group and Starwood Hotels and Resorts brands. SoTHERLY Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information, please visit www.sotherlyhotels.com.

Contact at the Company:

Scott Kucinski

Director - Investor Relations

SoTHERLY Hotels Inc.

410 West Francis Street

Williamsburg, Virginia 23185

(757) 229-5648